UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 8-A12B/A

                                 Amendment No. 2

                For Registration of Certain Classes of Securities
                       Pursuant to Section 12(b) or (g) of
                       The Securities Exchange Act of 1934

                                DST Systems, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                                         43-1581814
(State of incorporation                             (I.R.S. Employer
   or organization )                              Identification No.)


               333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                     Name of each exchange on which
   to be so registered                     each class is to be registered

PREFERRED STOCK PURCHASE RIGHTS               NEW YORK STOCK EXCHANGE

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ] Not Applicable

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ] Not Applicable

     Securities Act registration statement file number to which this form relates: Not Applicable

     Securities to be registered pursuant to Section 12(g) of the Act: None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 2 amends the Registrant's registration statement on Form 8-A dated November 15, 1995 and amended July 30, 1998 in connection with the Registrant's listing of the Preferred Share Purchase Rights on the New York Stock Exchange. The Preferred Stock Purchase Rights are also listed on the Chicago Stock Exchange under a separate registration statement, which is also being amended.

This Amendment No. 2 is being filed to include as an exhibit to this Registration Statement the Second Amendment dated as of September 10, 1999 to the Rights Agreement dated as of October 6, 1995 and amended as of July 9, 1998 between DST Systems, Inc. and State Street Bank and Trust Company. Except as amended hereby, there are no other changes to this Registration Statement.

ITEM 1    Description of Registrant's Securities to be Registered.

          No changes.

ITEM 2    Exhibits.

 99 The Second Amendment dated as of September 10, 1999 to the Rights Agreement dated as of October 6, 1995 and amended as of July 9, 1998 between the Registrant and State Street Bank and Trust Company

                                   SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        DST Systems, Inc.


                                        /s/ Robert C. Canfield
                                        Senior Vice President, General Counsel,
                                        Secretary

Date: September 27, 1999